EXECUTION COPY

                      AMENDED AND RESTATED VOTING AGREEMENT

      THIS AMENDED AND RESTATED VOTING AGREEMENT (this "Agreement") dated as of December 21, 2009, by and among Bluefly, Inc., a Delaware corporation (the "Company"), Quantum Industrial Partners LDC ("QIP"), SFM Domestic Investments, LLC, ("SFM" and, together with QIP, the "Soros Parties"), Maverick Fund USA, Ltd., Maverick Fund, L.D.C., Maverick Fund II, Ltd. (collectively, the "Maverick Parties"), Prentice Capital Partners, LP, Prentice Capital Partners QP, LP, Prentice Capital Offshore, Ltd., S.A.C. Capital Associates, LLC ("SAC"), GPC XLIII, LLC, PEC I, LLC (collectively, the "Prentice Parties"; the Soros Parties, the Maverick Parties and the Prentice Parties, collectively, the "Existing Stockholders") and Rho Ventures VI, LP ("Rho"; the Soros Parties, the Maverick Parties, the Prentice Parties and Rho, collectively, the "Stockholders").

      WHEREAS, the Company and the Existing Stockholders have entered into that certain Voting Agreement dated as of June 15, 2006 (the "Existing Agreement");

      WHEREAS, the Company and Rho have entered into a Securities Purchase Agreement, dated as of December 21, 2009 (the "Securities Purchase Agreement"), pursuant to which the Company has agreed to sell, and Rho has agreed to purchase, an aggregate of 8,823,529 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), which shall be consummated in two separate closings; an initial closing at which Rho will purchase a number of shares of Common Stock equal to 19.9% of the Company's outstanding Common Stock (the "Initial Closing"), and a second closing at which Rho will purchase the remaining shares of Common Stock not purchased at the Initial Closing (the "Second Closing"), which Second Closing shall take place following approval by the Company's stockholders of the issuance of such remaining shares, as required by the rules and regulations of the NASDAQ Capital Market (the "Stockholder Approval Condition"); and

      WHEREAS, it is a condition to the parties' obligations under the Securities Purchase Agreement that the Company and the Existing Stockholders amend and restate the Existing Agreement, for the purpose of setting forth the terms and conditions pursuant to which (i) the Company's Board of Directors (the "Board") shall be restructured into a classified board, (ii) the Stockholders shall vote their shares of Common Stock in favor of certain designees to the Board and (iii) the Existing Stockholders shall vote their shares of Common Stock in support of the Stockholder Approval Condition and the Board Restructuring Condition (as hereinafter defined).

      NOW, THEREFORE, in consideration for the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree to amend and restate the Existing Agreement as follows:

                                    ARTICLE I
                               BOARD OF DIRECTORS
                               ------------------

          SECTION 1.1 Board Restructuring. Subject to receipt of stockholder approval to amend the Company's certificate of incorporation to effect the Board Restructuring (the "Board

Restructuring Condition"), at the Second Closing, the Board shall be restructured into a ten member Board consisting of three classes of directors with staggered terms, as follows (the "Board Restructuring"):

            (i) three directors shall be up for election in 2012, which shall consist of one designee of the Soros Parties, one designee of Rho, and one outside independent director;

            (ii) three directors shall be up for election in 2011, which shall consist of one designee of the Soros Parties, one designee of Rho, and the Company's Chief Executive Officer; and

            (iii) four directors shall be up for election in 2010, which shall consist of two outside directors, one designee of Maverick, and one designee of Prentice.

          Prior to receipt of approval by the Company's stockholders of the Board Restructuring Condition, the Board shall continue as a declassified Board consisting of between 10 and 12 members, including the members nominated in accordance with Section 1.2. Subsequent to the earlier of (i) the receipt of approval by the Company's stockholders of the Board Restructuring Condition or
(ii) the date of the Company's receipt of the Rho Notice (pursuant to, and as defined in, that certain Registration Rights Agreement dated as of the date hereof among the Company and the Stockholders), the Board shall have no more than 10 members unless otherwise agreed in writing by Rho and Soros.

          SECTION 1.2 Designation of Directors. As of the Initial Closing and, except as otherwise provided herein, continuing subsequent to the receipt of approval by the Company's stockholders of the Board Restructuring Condition or the date of the Company's receipt of the Rho Notice, as applicable,

            (a) subject to Section 1.6(a), the Soros Parties shall be entitled to designate to serve on the Board, two designees;

            (b) subject to Section 1.6(b), Rho shall be entitled to designate to serve on the Board, two designees, one of which such designees shall be elected to the Board immediately after the date hereof and the other such designee shall be elected to the Board in January 2010;

            (c) subject to Section 1.6(c), the Maverick Parties shall be entitled to designate to serve on the Board, one designee; and

            (d) subject to Section 1.6(d), the Prentice Parties (other than SAC) shall be entitled to designate to serve on the Board, one designee.

          SECTION 1.3 Nomination. Subject to limitations, if any, imposed by stock exchange rules in effect from time to time or stock exchange interpretations requiring Board representation to be proportional to stock ownership ( "Proportionality Requirements"), the Company agrees to cause the persons designated pursuant to Section 1.2 to be nominated for election in accordance with such person's term (or staggered term, as the case may be) at meetings of the stockholders of the Company called with respect to the election of members of the Board, and at every



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adjournment or postponement thereof, and on each action or approval by written consent with respect to the election of members of the Board consistent with such person's term or staggered term (as the case may be).

          SECTION 1.4 Agreement to Vote.

            (a) The Stockholders hereby agree that at any meeting of the stockholders of the Company, however called, or at any adjournment or postponement thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) is sought for the election of members to the Board (a "Board Vote"), the Stockholders shall (a) when a Board Vote is held, appear at such Board Vote or otherwise cause all shares of capital stock of the Company owned by them to be counted as present thereat for the purpose of establishing a quorum and (b) vote (or cause to be voted) all shares of capital stock of the Company owned by them in favor of the persons designated pursuant to Section 1.2. The failure of any Stockholder entitled to designate nominees pursuant to Section 1.2 to fully exercise its respective designation rights shall not constitute a waiver or dimunition of such rights nor shall it prevent such Stockholder from exercising such rights prospectively.

            (b) Should a person designated pursuant to Section 1.2 be unwilling or unable to serve, or otherwise cease to serve (including by means of removal in accordance with the following clause (c)), the Stockholders who originally nominated such director shall be entitled to designate any replacement director.

            (c) If (i) the Soros Parties propose to remove any director designated by the Soros Parties, (ii) Rho proposes to remove any director designated by Rho, (iii) the Maverick Parties propose to remove any director designated by the Maverick Parties or (iv) the Prentice Parties propose to remove any director designated by the Prentice Parties, the Stockholders agree to cooperate in, and shall vote all shares of capital stock of the Company owned by them (or, if any action is being taken by written consent, execute a written consent) in support of, such removal and any resulting vacancy shall be filled in accordance with the preceding clause (b). The Stockholders agree not to take any action to remove, with or without cause, any director other than in accordance with the foregoing.

          SECTION 1.5 Committees of the Board of Directors.

            (a) The Company and the Soros Parties agree that, subject to applicable law, rules or regulations (including stock exchange regulations), the Soros Parties have the right to have one person designated by the Soros Parties pursuant to Section 1.2(a) serve on any committee of the Board; provided that if the Nasdaq rules require that such committee must consist of members who are "independent" (as defined in applicable Nasdaq rules), then such designee must be "independent".

            (b) The Company and Rho agree that, subject to applicable law, rules or regulations (including stock exchange regulations), Rho has the right to have one person designated by Rho pursuant to Section 1.2(b) serve on any committee of the Board; provided that if the


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Nasdaq rules require that such committee must consist of members who are
"independent" (as defined in applicable Nasdaq rules), then such designee must be "independent".

            (c) The Company and the Maverick Parties agree that, subject to applicable law, rules or regulations (including stock exchange regulations), the Maverick Parties have the right to have one person designated by the Maverick Parties pursuant to Section 1.2(c) serve on any committee of the Board; provided that if the Nasdaq rules require that such committee must consist of members who are "independent" (as defined in applicable Nasdaq rules), then such designee must be "independent".

            (d) The Company and the Prentice Parties (other than SAC) agree that, subject to applicable law, rules or regulations (including stock exchange regulations), the Prentice Parties (other than SAC) have the right to have one person designated to the Board by the Prentice Parties pursuant to Section 1.2(d) serve on any committee of the Board; provided that if the Nasdaq rules require that such committee must consist of members who are "independent" (as defined in applicable Nasdaq rules), then such designee must be "independent".

            (e) The parties hereto agree that if the Company establishes an Executive Committee (or a committee with executive or similar functions) of the Board (the "Executive Committee"), then (i) the persons designated by the Soros Parties pursuant to Section 1.2(a) shall serve on such Executive Committee, (ii) the persons designated by Rho pursuant to Section 1.2(b) shall serve on such Executive Committee, (iii) the person designated by the Maverick Parties pursuant to Section 1.2(c) shall serve on such Executive Committee and (iv) the person designated by the Prentice Parties pursuant to Section 1.2(d) shall serve on such Executive Committee.

          SECTION 1.6 Resignation.

            (a) (i) If the Soros Parties dispose of their capital stock of the Company so that they own less than the greater of 50% of their Current Shares or the minimum number of shares that are required to be owned under applicable Nasdaq rules and regulations with respect to the Proportionality Requirements which would allow the Soros Parties to designate two directors to serve on the Board, they shall cause one of the directors designated by them pursuant to
Section 1.2(a) to resign from the Board.

                (ii) If the Soros Parties dispose of their capital stock of the Company so that they own less than the greater of 25% of their Current Shares or the minimum number of shares that are required to be owned under applicable Nasdaq rules and regulations with respect to the Proportionality Requirements which would allow the Soros Parties to designate one director to serve on the Board (a "Soros Termination Event"), they shall cause each of the directors designated by them pursuant to Section 1.2(a) to resign from the Board.

            (b) (i) If Rho disposes of its capital stock of the Company so that it owns less than the greater of 28% of its Current Shares or the minimum number of shares that are required to be owned under applicable Nasdaq rules and regulations with respect to the Proportionality Requirements which would allow Rho to designate two directors to serve on the



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

Board, it shall cause one of the directors designated by it pursuant to Section 1.2(b) to resign from the Board.

                (ii) If Rho disposes of its capital stock of the Company so that it owns less than the greater of 14% of its Current Shares or the minimum number of shares that are required to be owned under applicable Nasdaq rules and regulations with respect to the Proportionality Requirements which would allow Rho to designate one director to serve on the Board (a "Rho Termination Event"), it shall cause each of the directors designated by it pursuant to Section 1.2(b) to resign from the Board.

            (c) If the Maverick Parties dispose of their capital stock of the Company so that they own less than the greater of 50% of their Current Shares or the minimum number of shares that are required to be owned under applicable Nasdaq rules and regulations with respect to the Proportionality Requirements which would allow the Maverick Parties to designate one director to serve on the Board (a "Maverick Termination Event"), they shall cause the director designated by them pursuant to Section 1.2(c) to resign from the Board.

            (d) If the Prentice Parties dispose of their capital stock of the Company so that they own less than the greater of 50% of their Current Shares or the minimum number of shares that are required to be owned under applicable Nasdaq rules and regulations with respect to the Proportionality Requirements which would allow the Prentice Parties to designate one director to serve on the Board (a "Prentice Termination Event"), they shall cause the director designated by them pursuant to Section 1.2(d) to resign from the Board.

            (e) "Current Shares" shall mean (i) with respect to the Maverick Parties and the Prentice Parties, the shares of capital stock of the Company beneficially owned by the Maverick Parties or the Prentice Parties, as applicable, immediately following the closing of the transactions contemplated by the Stock Purchase Agreement, dated as of June 5, 2006, by and among the Company, the Soros Parties, the Maverick Parties and the Prentice Parties (the "Original Closing"), including shares of capital stock of the Company issuable upon exercise of warrants or options outstanding immediately following the Original Closing and (ii) with respect to the Soros Parties and Rho, the shares of capital stock of the Company owned by or for the benefit of the Soros Parties or Rho, as applicable, immediately following the Initial Closing, including shares of capital stock of the Company issuable upon exercise of warrants or options outstanding immediately following the Initial Closing; provided, that, with respect to Rho, if the Second Closing occurs, "Current Shares" shall mean the shares of Common Stock of the Company owned by or for the benefit of Rho immediately following the Second Closing, including shares of capital stock of the Company issuable upon exercise of warrants or options outstanding immediately following the Second Closing.

            (f) If either a Maverick Termination Event or a Prentice Termination Event occurs, then the size of the Board shall be reduced by the number of directors resigning from the Board and, for so long as Rho and/or Soros respectively owns 10% or more of the outstanding Common Stock, the size of the Board may not be increased to larger than an eight member Board without the prior written consent of Rho and/or Soros (as applicable).



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

          SECTION 1.7 Liability. No Party who shall vote or consent or withhold consent or make a request in their capacity as a stockholder of the Company with respect to any securities subject to this Agreement on, to or from any matter in compliance with the terms hereof shall, as a result of any such vote or consent or withholding of consent or making of a request, have any obligation or liability to any other party hereto (whether such other party shall also vote or consent or withhold consent or make a request with respect to any securities, then subject to this Agreement).

          SECTION 1.8 Reimbursement of Expenses; Director Fees. The Company shall reimburse the directors for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board and any committees thereof, including without limitation travel, lodging and meal expenses. For the avoidance of doubt, directors designated by Rho shall receive (a) equity based compensation for serving on the Board and on any committees thereof equivalent to the equity based compensation paid to other non-management directors for such service and (b) cash compensation for serving on the Board and any committees thereof equivalent to the cash compensation paid to the directors designated to the Board by any of the Existing Stockholders.

          SECTION 1.9 D&O Insurance. To the extent available on commercially reasonable terms, the Company shall obtain and maintain customary director and officer indemnity insurance on commercially reasonable terms and the terms of such insurance shall be reasonably acceptable to (i) for so long as Rho is entitled to designate at least one director for election to the Board pursuant to Section 1.2(b), Rho, and (ii) for so long as Soros is entitled to designate at least one director for election to the Board pursuant Section 1.2(a), Soros.

          SECTION 1.10 Information. Each Stockholder and the Company agrees and acknowledges that the directors designated by Rho may share confidential, non-public information about the Company with Rho; provided that Rho agrees to keep such information confidential and agrees to comply with all applicable securities laws in connection therewith, and provided, further, that information protected by attorney client privilege or attorney work product will not be disclosed to the extent such disclosure will cause the loss of such privilege.

                                   ARTICLE II
                           SUPPORT AGREEMENT; LOCK-UP
                           --------------------------

          SECTION 2.1 Support Agreement. The Existing Stockholders hereby agree that at any meeting of the stockholders of the Company, however called, or at any adjournment or postponement thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) is sought (a "Company Stockholders' Vote"), the Existing Stockholders shall (a) when a Company Stockholders' Vote is held, appear at such Company Stockholders' Vote or otherwise cause all Eligible Vote Shares to be counted as present thereat for the purpose of establishing a quorum and (b) vote (or cause to be voted) all Eligible Vote Shares in favor of the Stockholder Approval Condition and the Board Restructuring Condition. "Eligible Vote Shares " means, with respect to a particular Existing Stockholder, the aggregate number of shares of Common Stock held by such Existing Stockholder, multiplied by the Specified Portion. "Specified Portion" means the percentage of the shares of Common Stock owned by the Existing



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

Stockholders, which (when aggregated with the shares of Common Stock purchased by Rho at the Initial Closing or otherwise beneficially owned by it and eligible to be voted in such Company Stockholders' Vote) equals 40% of the outstanding shares of Common Stock of the Company. The Specified Portion shall be allocated among the Existing Stockholders on a pro rata basis in proportion to their respective share ownership as of the date of the Company Stockholders' Vote.

          SECTION 2.2 Lock-Up.

            (a) Maverick/Prentice Lock-Up.

            (i) Subject to section 2.2(a)(ii), until the date that is 90 days from the date hereof (the "Prentice/Maverick Initial Lock-Up Termination Date"), neither the Maverick Parties nor the Prentice Parties will, without the prior written consent of the Soros Parties, Rho and the Company, (1) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, any shares of capital stock of the Company, (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of capital stock of the Company, or any securities exchangeable for or any other rights to purchase any shares of capital stock of the Company or (3) publicly announce an intention to effect any transaction specified in clause (1) or (2) (such restrictions being referred to herein as the "Prentice/Maverick Lock-Up Restrictions"). Notwithstanding anything to the contrary contained herein, the Prentice/Maverick Lock-Up Restrictions shall not apply to any sale of Common Stock by the Maverick Parties or the Prentice Parties to Rho or an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, or any other form of entity unaffiliated with Rho (a "Rho Co-Investor"), if (A) such sale is approved in writing by Rho and, to the extent required under Nasdaq rules and regulations, the Company's shareholders and (B) in the case of a sale to a Rho Co-Investor, the Rho Co-Investor was introduced to Prentice or Maverick (as applicable) by Rho. Notwithstanding anything to the contrary contained herein, the Maverick Parties and Prentice Parties hereby each covenant and agree that they will comply with the requirements of Section
      2.1 with respect to any shares held by them as of the record date of any Company Stockholders' Vote with respect to the Stockholder Approval Condition or Board Restructuring Condition, regardless of any transaction effected pursuant to Section 2.2(a)(i)(1) or (2) hereof.

            (ii) The Prentice/Maverick Lock-Up Restrictions shall continue to apply with respect to the Prentice Parties or the Maverick Parties (as the case may be) until the one year anniversary of the Initial Closing (or such earlier date as Rho and/or Soros is permitted to sell securities that are subject to the lock-up set forth in Section 2.2(b) hereof) if Rho and/or a Rho Co-Investor shall have offered, in writing, (and in the case of such a written offer, the Prentice Parties or the Maverick Parties, as the case may be, shall not have accepted such an offer), on or prior to the Prentice/Maverick Initial Lock-Up Termination Date, to purchase for cash at least 50% (or, in the case of Prentice, 100%) of the shares of Common Stock owned by the Prentice Parties or the Maverick Parties (as the case may be) as of the date hereof on pricing terms no less favorable than those included in the Securities


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

      Purchase Agreement, with such purchase to be consummated within 20 days of delivery of such written notice. In connection with any such sale to Rho and/or a Rho Co-Investor, neither the Prentice Parties nor the Maverick Parties (as the case may be) shall be required to make any representations or warranties concerning the Company. Notwithstanding anything contained in this Section 2.2(a)(ii) to the contrary, the lock-up restrictions applicable to (1) the Prentice Parties hereunder shall not apply to any transfer by any of the Prentice Parties to any person so long as Prentice Capital Management, L.P. remains the beneficial owner of the transferred securities; and (2) the Maverick Parties hereunder shall not apply to any transfer by any of the Maverick Parties to any person so long as Maverick Capital, Ltd. remains the beneficial owner of the transferred securities. For purposes of this Section 2.2(a)(ii) only, the term "Prentice Parties" shall not include SAC.

            (b) Soros/Rho Lock-Up. Until the one year anniversary of the date of the Initial Closing, neither the Soros Parties nor Rho will, without the prior written consent of non-selling party (i.e., Rho or Soros Parties), (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, any shares of capital stock of the Company, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of capital stock of the Company, or any securities exchangeable for or any other rights to purchase any shares of capital stock of the Company or (iii) publicly announce an intention to effect any transaction specified in clause (i) or (ii). Notwithstanding anything contained in this Section 2.2(b) to the contrary, the lock-up restrictions applicable to the Soros Parties hereunder shall not apply to any transfer by the Soros Parties to (1) any of Soros Fund Management LLC or George Soros or any of their respective affiliates, (2) any person or entity that is managed (x) by Soros Fund Management LLC or (y) by any person or entity that is an Affiliate of Soros Fund Management LLC or (3) any person or entity that is a charitable organization established by George Soros or any of the members of George Soros' family.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------
                            OF EXISTING STOCKHOLDERS
                            ------------------------

          Each Existing Stockholder hereby, for itself and for no other Existing Stockholder, represents and warrants to the Stockholders as follows:

          SECTION 3.1 Authorization; Binding Agreement. Such Existing Stockholder has all requisite legal right, power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by or on behalf of such Existing Stockholder and, assuming its due authorization, execution and delivery by or on behalf of such Existing Stockholder, constitute the legal, valid and binding obligations of such Existing Stockholder, enforceable against such Existing Stockholder in accordance with its respective terms, subject to the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors' rights generally.

          SECTION 3.2 No Conflict; Required Filings and Consents.



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            (a) The execution and delivery of this Agreement by such Existing
Stockholder do not, and the performance of this Agreement by such Existing Stockholder will not, (i) conflict with or violate any statute, law, rule, regulation, order, judgment or decree applicable to such Existing Stockholder or by which such Existing Stockholder or any of such Existing Stockholder's material properties or assets is bound or affected, (ii) violate or conflict with the Certificate of Incorporation, Bylaws or other equivalent organizational documents of such Existing Stockholder, or (iii) result in or constitute (with or without notice or lapse of time or both) any breach of or default under, or give to another party any right of termination, amendment, acceleration or cancellation of, or result in the creation of any lien or encumbrance or restriction on any of the material property or assets of such Existing Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Existing Stockholder is a party or by which such Existing Stockholder or any of such Existing Stockholder's material properties or assets is bound or affected; except in the case of the foregoing clauses (i), (ii) and
(iii), where such violation, conflict, breach, default, right of termination, amendment, acceleration or cancellation, lien, encumbrance or restriction would not, or would reasonably be expected not to, prevent or materially delay the performance by such Existing Stockholder of such Existing Stockholder's obligations under this Agreement. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Existing Stockholder is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by such Existing Stockholder of the transactions contemplated by this Agreement.

            (b) The execution and delivery of this Agreement by such Existing Stockholder do not, and the performance of this Agreement by such Existing Stockholder will not, require any consent, approval, order, permit or governmental, authorization or permit of, or filing with or notification to, any third party or any governmental, regulatory or administrative authority, agency or commission, domestic or foreign, except as may be required under the Exchange Act, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, or would reasonably be expected not to, prevent or materially delay the performance by such Existing Stockholder of such Existing Stockholder's obligations under this Agreement. Other than as contained in this Agreement, such Existing Stockholder does not have any understanding in effect with respect to the voting or transfer of any shares of capital stock of the Company owned by such Existing Stockholder.

                                   ARTICLE IV
                        REPRESENTATIONS AND WARRANTIES OF
                        ---------------------------------
                               THE COMPANY AND RHO
                               -------------------

          Each of the Company and Rho hereby, jointly and not severally, represents and warrants to the Existing Stockholders as follows:

          SECTION 4.1 Authorization; Binding Agreement. Each of the Company and Rho has all requisite legal right, power, authority and capacity to execute and deliver this Agreement and to perform its obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by or on behalf of each of the Company and Rho and, assuming its due authorization, execution and delivery by or on behalf of



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

the Existing Stockholders, constitutes the legal, valid and binding obligation of the Company and Rho, enforceable against the Company and Rho in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors' rights generally.

          SECTION 4.2 No Conflict; Required Filings and Consents.

            (a) The execution and delivery of this Agreement by each of the Company and Rho will not, (i) conflict with or violate any statute, law, rule, regulation, order, judgment or decree applicable to the Company or Rho or by which the Company or Rho or any of the Company's or Rho's respective material properties or assets is bound or affected, (ii) violate or conflict with the Certificate of Incorporation, Bylaws or other equivalent organizational documents of the Company or Rho, or (iii) result in or constitute (with or without notice or lapse of time or both) any breach of or default under, or give to another party any right of termination, amendment, acceleration or cancellation of, or result in the creation of any lien or encumbrance or restriction on any of the respective material property or assets of the Company or Rho pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or Rho is a party or by which the Company or Rho or any of the Company's or Rho's respective material properties or assets is bound or affected; except in the case of the foregoing clauses (i), (ii) and (iii), where such violation, conflict, breach, default, right of termination, amendment, acceleration or cancellation, lien, encumbrance or restriction would not, or would reasonably be expected not to, prevent or materially delay the performance by the Company or Rho of any of their respective obligations under this Agreement.

            (b) The execution and delivery of this Agreement by each of the Company or Rho do not, and the performance of this Agreement by each of the Company or Rho will not, require any consent, approval, order, permit or governmental, authorization or permit of, or filing with or notification to, any third party or any governmental, regulatory or administrative authority, agency or commission, domestic or foreign, except as may be required under the Exchange Act, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, or would reasonably be expected not to, prevent or materially delay the performance by the Company or Rho of the Company's or Rho's respective obligations under this Agreement.

                                    ARTICLE V
                                  MISCELLANEOUS
                                  -------------


          SECTION 5.1 Further Assurances. From time to time and without additional consideration, the Company and each of the Stockholders shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as the Company or any of the Stockholders may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

          SECTION 5.2 Entire Agreement. This Agreement, the Securities Purchase Agreement and the other documents executed in connection therewith (collectively, the "Transaction Documents") constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all previous negotiations, commitments and writings with respect to such subject matter, including, without limitation, the Existing Agreement.

          SECTION 5.3 Assignments; Parties in Interest. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing herein, express or implied, is intended to or shall confer upon any person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason hereof, except as otherwise provided herein. In the event that any Stockholder desires to transfer any shares of capital stock (or rights to purchase shares of capital stock) owned by such Stockholder to any affiliate of such Stockholder, then it shall be a condition to such transfer that any such affiliate transferee agree to become a party to, and bound by, this Agreement in the same capacity as the Stockholder that transferred such shares of capital stock (or rights to purchase shares of capital stock) to it.

          SECTION 5.4 Term.

            (a) The rights and obligations of the Soros Parties hereunder (except with respect to their obligation to cause directors designated by them to resign under Section 1.6(a)) shall automatically terminate upon occurrence of a Soros Termination Event.

            (b) The rights and obligations of Rho hereunder (except with respect to their obligation to cause directors designated by them to resign under
Section 1.6(b)) shall automatically terminate upon occurrence of a Rho Termination Event.

            (c) The rights and obligations of the Maverick Parties hereunder (except with respect to their obligation to cause directors designated by them to resign under Section 1.6(c)) shall automatically terminate upon occurrence of a Maverick Termination Event.

            (d) The rights and obligations of the Prentice Parties hereunder (except with respect to their obligation to cause directors designated by them to resign under Section 1.6(d)) shall automatically terminate upon the occurrence of a Prentice Termination Event.

          SECTION 5.5 Amendments. This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, the parties against whom such amendment or modification is sought to be enforced.

          SECTION 5.6 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience of reference only and do not constitute a part of and shall not be utilized in interpreting this Agreement.

          SECTION 5.7 Notices and Addresses. Any notice, demand, request, waiver, or other communication under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service, if personally served or sent by facsimile; on the business day after notice is delivered to a courier or mailed by express mail, if sent by courier delivery service or express mail for next day delivery; and on the fifth business day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered, return receipt requested, postage prepaid and addressed as follows:

To the Company:           Bluefly, Inc.
                          42 West 39th Street, 9th Floor
                          New York, New York 10018
                          Facsimile: (212) 354-3400
                          Attention: Chief Financial Officer

                          With a copy (which shall not constitute notice) to:

                          Dechert LLP
                          1095 Avenue of the Americas
                          New York, New York 10036
                          Facsimile: (212) 698-3599
                          Attention: Richard A. Goldberg, Esq.


To the Soros Parties:     Quantum Industrial Partners LDC
                          SFM Domestic Investments LLC
                          c/o Soros Fund Management LLC
                          888 Seventh Avenue
                          New York, New York 10106
                          Facsimile:  (646) 731-5584
                          Attention:  Jay Schoenfarber


To the Maverick Parties:  Maverick Fund USA, Ltd.
                          Maverick Fund, L.D.C.
                          Maverick Fund II, Ltd.
                          c/o Maverick Capital, Ltd.
                          300 Crescent Court, 18th Floor
                          Dallas, Texas 75201
                          Facsimile:  (214) 880-4042
                          Attention:  General Counsel

                          With a copy (which shall not constitute notice) to:

                          Shearman & Sterling, LLP
                          599 Lexington Avenue
                          New York, New York 10022
                          Facsimile.: (646) 848-8902
                          Attention: Stephen M. Besen

To the Prentice Parties
(other than SAC):         Prentice Capital Management, L.P.
                          623 Fifth Avenue, 32nd Floor
                          New York, New York 10022
                          Attention: Michael Zimmerman
                          Facsimile: (212) 756-1480

                          With a copy (which shall not constitute notice) to:

                          Lowenstein Sandler PC
                          1251 Avenue of the Americas
                          New York, NY 10020
                          Attention: Matthew B. Hoffman
                          Facsimile: (973) 422-6807

To SAC:                   S.A.C. Capital Associates, LLC
                          c/o S.A.C. Capital Advisors, LLC
                          72 Cummings Point Road
                          Stamford, CT 06902
                          Attention: Peter A. Nussbaum

                          With a copy (which shall not constitute notice) to:

                          Prentice Capital Management, L.P.
                          623 Fifth Avenue, 32nd Floor
                          New York, New York 10022
                          Attention: Michael Zimmerman
                          Facsimile: (212) 756-1480

To Rho:                   Rho Ventures VI, L.P.
                          Carnegie Hall Tower
                          152 West 57th Street, 23rd Floor
                          New York, New York 10019
                          Telephone No.:  (212) 751-6677
                          Facsimile No.:  (212.751.3613
                          Attention:  Jeffrey I. Martin, Esq.

                          With a copy to (which shall not constitute notice) to:

                          Goodwin Procter LLP
                          The New York Times Building
                          620 Eighth Avenue
                          New York, New York
                          Telephone No.:  (212) 813-8800
                          Facsimile No.:  (212) 355-3333

                          Attention:  Stephen M. Davis, Esq.

          SECTION 5.8 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

          SECTION 5.9 Governing Law; Choice of Forum; Jury Waiver. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS LAW, PROVIDED THAT THE PROVISIONS SET FORTH HEREIN AND ANY CLAIMS OR DISPUTES ARISING OUT OF OR RELATED TO SUCH PROVISIONS OR THE SUBJECT MATTER THEREOF THAT ARE REQUIRED TO BE GOVERNED BY THE DELAWARE GENERAL CORPORATION LAW SHALL BE GOVERNED BY THE DELAWARE GENERAL CORPORATION LAW The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may only be brought in the United States District Court for the Southern District of New York or any New York State court sitting in the Borough of Manhattan in New York City, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law (as defined in the Investment Agreement), any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

          SECTION 5.10 Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. This Agreement may be executed by facsimile, and a facsimile signature shall have the same force and effect as an original signature on this Agreement. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          SECTION 5.11 Independent Nature of Stockholders' Obligations and Rights. The obligations of each Stockholder this Agreement are several and not joint with the obligations of any other Stockholder, and no Stockholder shall be responsible in any way for the performance of the obligations of any other Stockholder under this Agreement. Nothing contained herein or in any Transaction Document, and no action taken by any party hereto pursuant thereto, shall be deemed to constitute any Stockholder as a partnership, an association, a joint venture or any other kind of entity with any other Stockholder, or create a presumption that the Stockholders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Stockholder shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Stockholder to be joined as an additional party in any proceeding for such purpose. Each Stockholder has been represented by its own separate legal counsel in their review and negotiation of the Transaction Documents.

          SECTION 5.12 Specific Performance. Each of the parties hereto, in addition to being entitled to exercise all of its rights hereunder, including recovery of damages, shall be entitled to specific performance of its rights under this Agreement. Each party agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

          SECTION 5.13 No Violations. Each of the parties hereto agree that no party hereto shall be obligated to comply with any provisions of this Agreement relating to the voting of shares of capital stock of the Company if doing so would constitute a violation of law or public policy.

                            [Signature pages follow]

            IN WITNESS WHEREOF, this Amended and Restated Voting Agreement has been duly executed on the date first set forth above.

                                    BLUEFLY, INC.

                                    By:
                                       ----------------------------------
                                       Name:
                                       Title:


                                    QUANTUM INDUSTRIAL PARTNERS LDC



                                    By:
                                       ----------------------------------
                                       Name:
                                       Title:



                                    SFM DOMESTIC INVESTMENTS LLC



                                    By:
                                       ----------------------------------
                                       Name:
                                       Title:

                                    MAVERICK FUND USA, LTD

                                    By: MAVERICK CAPITAL, LTD.,
                                    as its Investment Manager


                                    By:
                                       ----------------------------------
                                       Name:
                                       Title:


                                    MAVERICK FUND L.D.C.

                                    By: MAVERICK CAPITAL, LTD.,
                                    as its Investment Manager


                                    By:
                                       ----------------------------------
                                       Name:
                                       Title:



                                    MAVERICK FUND II, LTD

                                    By: MAVERICK CAPITAL, LTD.,
                                    as its Investment Manager


                                    By:
                                       ----------------------------------
                                       Name:
                                       Title:

                               PRENTICE CAPITAL PARTNERS, LP

                               By:  Prentice Capital GP, LLC



                               By:
                                  ----------------------------------
                                  Name:   Michael Weiss
                                  Title:  Managing Director



                               PRENTICE CAPITAL PARTNERS QP, LP

                               By:  Prentice Capital GP, LLC



                               By:
                                  ----------------------------------
                                  Name:   Michael Weiss
                                  Title:  Managing Director



                               PRENTICE CAPITAL OFFSHORE, LTD.

                               By:  Prentice Capital Management, LP, its
                               investment manager



                               By:
                                  ----------------------------------
                                  Name:   Michael Weiss
                                  Title:  Chief Financial Officer



                               GPC XLIII, LLC

                               By:  Prentice Capital Management, LP, its advisor



                               By:
                                  ----------------------------------
                                  Name:   Michael Weiss
                                  Title:  Chief Financial Officer

                               PEC I, LLC

                               By:  Prentice Capital Management, LP, its manager



                               By:
                                  ----------------------------------
                                  Name:   Michael Weiss
                                  Title:  Chief Financial Officer



                               S.A.C. CAPITAL ASSOCIATES, LLC

                               By:  S.A.C. Capital Advisors, LLC



                               By:
                                  ----------------------------------
                                  Name:   Peter A. Nussbaum
                                  Title:  General Counsel

                                  RHO VENTURES VI, L.P.


                                  By:
                                     ----------------------------------
                                     Name:
                                     Title: